Exhibit 99.1

NextPlat Reports Consolidated Third Quarter 2023 Results with Increased Revenues of $15.3 Million, Margins Improve to 30% and $2.7 Million Net Income

Company Sees Double-Digit Growth at Both its Healthcare and e-Commerce Operations; Balance Sheet Features $26.3 Million in Cash to Help Accelerate Growth

COCONUT GROVE, FL – November 14, 2023 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced the financial results for the three months ended September 30, 2023 which consolidates the operations of its e-commerce business with the results of its healthcare operations, Progressive Care, Inc. (OTCQB: RXMD) (“Progressive Care”).

“The third quarter of 2023 marks an inflection point for NextPlat as we report the consolidation of our global e-commerce and Progressive Care healthcare operations. As a unified business, our teams are focused on maximizing the value of each of its operations through the launch of new online storefronts for customers including OPKO Health into China’s multi-billion dollar marketplace on Alibaba’s Tmall Global, and the further expansion of Progressive Care’s services for both patients and providers,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp. “The intersection of technology, global e-commerce, and healthcare, creates tremendous opportunities for NextPlat. Our continued growth is supported by strong, debt-free balance sheets with sufficient cash to invest both internally and in acquisitions that can quickly add scale to our platform. It is through these investments that we intent to create greater synergies in our business as we seek to unlock valuable new benefits for our customers, partners, patients, and shareholders.”

Third Quarter 2023 Financial Highlights:

● Consolidated revenues for the third quarter were approximately $15.3 million, an increase of over 481% versus revenue of approximately $2.6 million in the third quarter of 2022. Our third quarter 2022 revenues only reflect the results of the Company’s e-commerce operations. e-Commerce revenues were approximately $2.9 million, reflecting growth of 11% when compared to its reported revenues in the third quarter of 2022. The contribution of the Company’s healthcare operations were approximately $12.4 million for the third quarter of 2023 and is a result of the Progressive Care consolidation as of July 1, 2023.

● Gross margins increased significantly to 30% for the quarter ended September 30, 2023, up from 26% reported for the quarter ended September 30, 2022, primarily attributable to the healthcare operations because of the Progressive Care consolidation. Gross profit margin attributable to our healthcare operations were approximately 31%. Our e-commerce profit margins improved to over 27% from under 26% reported in the third quarter of 2022.

● Operating expenses for the quarter ended September 30, 2023, were approximately $8.1 million, an increase of approximately $5.2 million compared to approximately $2.8 million in the year-ago period. The increase was primarily driven by expenses including stock-based compensation of approximately $1.2 million (non-cash expense), salaries and wages of approximately $1.8 million, amortization expense of approximately $0.7 million, and net other operating expense of approximately $1.5 million.

● Net income for the quarter ended September 30, 2023, was approximately $2.6 million, or $0.17 diluted earnings per share compared to a net loss of approximately $5.7 million, or $0.60 diluted earnings per share reported for the quarter ended September 30, 2022. Net income in the third quarter of 2023 includes a one-time, gain on equity method investment of approximately $6.1 million (non-cash expense) related to the change in accounting method due to the Progressive Care consolidation as of July 1, 2023. The net loss in 2022 includes an equity in net loss of affiliate expense of approximately $3.4 million (non-cash expense) for its strategic investment in Progressive Care prior to the consolidation on July 1, 2023.

● The Company ended the third quarter of 2023 with approximately $26.3 million in cash.

Organizational Highlights and Recent Business Developments:

●

Effective on July 1, 2023, NextPlat, together with its Executive Chairman and CEO, Charles M. Fernandez, and its Director, Rodney Barreto, acquired a controlling interest in Progressive Care, Inc. As such, Progressive Care is now a consolidated subsidiary of the Company for accounting purposes. The Company intends to support Progressive Care’s continued rapid growth through a series of business development and expansion activities designed to boost the continued expansion of Progressive Care’s healthcare offerings.

●

NextPlat announced its first customer for its Florida e-commerce development program, agreeing to exclusively launch the online sales of OPKO Healthcare (“OPKO”) products in China on Alibaba’s Tmall Global platform. OPKO is a global diversified diagnostic and pharmaceutical healthcare company with over 5,500 employees spanning nine countries. Through this new e-commerce agreement, NextPlat will develop and launch an OPKO-branded storefront on Tmall Global and offer select nutraceutical and veterinary products for sale to potentially millions of Chinese consumers starting in the first quarter of 2024.

●

The Company is also currently developing a full-line of premium-grade vitamins and dietary supplements under the Florida Sunshine brand name which it can sell to domestic and international markets, including China via the Tmall Global platform.

David Phipps, President of NextPlat and CEO of Global Operations, added, “Supported by the reach of our global platform and network of key partners, we see an increasing number of opportunities to leverage our capabilities to assist businesses across multiple high-growth domestic and international markets, to grow their online presence and e-commerce revenue. Our unique expertise and access into large markets such as China through Alibaba’s Tmall Global, positions us well to penetrate several additional consumer and commercial sectors with a broad array of products and high-value services starting in 2024.”

The financial information included in this press release should be read in conjunction with the Company’s Form 10-Q report for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission.

For more information regarding the financial results of Progressive Care Inc. for the quarter ended September 30, 2023, investors should refer to its Form 10-Q as filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide and pharmacy and healthcare data management services in the United States.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales of products, net	$12,788,758	$2,630,826	$18,622,274	$9,080,083
Revenues from services	2,501,413	-	2,501,413	-
Revenue, net	15,290,171	2,630,826	21,123,687	9,080,083

Cost of products	10,633,953	1,952,072	15,002,783	7,032,847
Cost of services	71,536	-	71,536	-
Cost of revenue	10,705,489	1,952,072	15,074,319	7,032,847

Gross profit	4,584,682	678,754	6,049,368	2,047,236

Operating expenses:
Selling, general and administrative	4,187,429	1,699,711	7,495,601	3,434,916
Salaries, wages and payroll taxes	2,483,432	651,219	4,039,307	1,957,592
Professional fees	520,726	356,306	1,385,474	839,509
Depreciation and amortization	871,066	136,457	1,200,825	348,022
Total operating expenses	8,062,653	2,843,693	14,121,207	6,580,039

Loss before other (income) expense	(3,477,971)	(2,164,939)	(8,071,839)	(4,532,803)

Other (income) expense:
Interest expense	45,949	8,725	55,657	15,649
Interest earned	(209,798)	(3,849)	(392,545)	(13,421)
Other income	-	-	(315,845)	-
Foreign currency exchange rate variance	164,504	89,025	95,831	229,753
Total other (income) expense	655	93,901	(556,902)	231,981

Loss before income taxes and equity in net loss of affiliate	(3,478,626)	(2,258,840)	(7,514,937)	(4,764,784)

Income taxes	(23,011)	-	(75,034)	-
Loss before equity in net loss of affiliate	(3,501,637)	(2,258,840)	(7,589,971)	(4,764,784)

Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	6,138,051	-	6,138,051	-
Equity in net loss of affiliate	-	(3,454,436)	(1,439,637)	(3,454,436)
Net income (loss)	2,636,414	(5,713,276)	(2,891,557)	(8,219,220)

Net loss attributable to noncontrolling interest	811,239	-	811,239	-
Net income (loss) attributable to NextPlat Corp	$3,447,653	$(5,713,276)	$(2,080,318)	$(8,219,220)

Comprehensive income (loss):
Net income (loss)	$2,636,414	$(5,713,276)	$(2,891,557)	$(8,219,220)
Foreign currency gain (loss)	18,801	(67,635)	(16,152)	(87,753)
Comprehensive income (loss)	$2,655,215	$(5,780,911)	$(2,907,709)	$(8,306,973)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,447,653	$(5,713,276)	$(2,080,318)	$(8,219,220)
Weighted number of common shares outstanding – basic	18,702,857	9,469,509	17,079,077	9,310,936
Weighted number of common shares outstanding – diluted	20,295,549	9,469,509	17,079,077	9,310,936

Basic earnings (loss) per share	$0.18	$(0.60)	$(0.12)	$(0.88)
Diluted earnings (loss) per share	$0.17	$(0.60)	$(0.12)	$(0.88)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$26,345,704	$18,891,232
Accounts receivable, net	7,802,121	383,786
Receivables - other, net	2,945,327	-
Inventory, net	4,986,734	1,286,612
Unbilled revenue	168,678	141,702
VAT receivable	369,422	432,769
Prepaid expenses	865,766	45,679
Notes receivable	251,485	-
Total Current Assets	43,735,237	21,181,780

Property and equipment, net	4,046,854	1,245,802

Goodwill	3,144,000	-
Intangible assets, net	14,116,748	50,001
Operating right of use assets, net	1,035,269	854,862
Finance right-of-use assets, net	28,807	-
Equity method investment	-	5,260,525
Deposits	39,137	-
Prepaid expenses, net of current portion	49,135	49,078
Total Other Assets	18,413,096	6,214,466
Total Assets	$66,195,187	$28,642,048

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$13,680,665	$1,518,095
Contract liabilities	29,223	36,415
Notes payable	385,303	60,490
Due to related party	25,001	28,467
Operating lease liabilities	366,494	208,660
Finance lease liabilities	20,691	-
Income taxes payable	178,310	94,244
Liabilities from discontinued operations	-	112,397
Total Current Liabilities	14,685,687	2,058,768

Long Term Liabilities:
Notes payable, net of current portion	1,251,159	156,266
Operating lease liabilities, net of current portion	712,521	649,895
Finance lease liabilities, net of current portion	9,897	-
Total Liabilities	16,659,264	2,864,929

Commitments and Contingencies	-	-

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized)	-	-
Common stock ($0.0001 par value; 50,000,000 shares authorized, 18,724,596 and 14,402,025 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	1,872	1,440
Additional paid-in capital	66,469,956	56,963,200
Accumulated deficit	(33,227,122)	(31,146,804)
Accumulated other comprehensive loss	(56,869)	(40,717)
Equity attributable to NextPlat Corp stockholders	33,187,837	25,777,119
Equity attributable to noncontrolling interests	16,348,086	-
Total Equity	49,535,923	25,777,119

Total Liabilities and Equity	$66,195,187	$28,642,048